Exhibit 99.1

Proofpoint Announces Third Quarter 2013 Financial Results

•                        Total revenue of $34.5 million, up 27% year-over-year

•                        Subscription revenue increased 29% year-over-year to $33.5 million

•                        Billings of $41.4 million, up 38% year-over-year

•                        GAAP EPS loss of $0.20; Non-GAAP EPS loss of $0.07

•                        Generated $4.5 million in free cash flow

SUNNYVALE, Calif., — October 30, 2013 — Proofpoint, Inc. (NASDAQ: PFPT), a leading security-as-a-service provider, today announced financial results for the third quarter ended September 30, 2013.

“We are very pleased with our strong third quarter performance which was highlighted by increasing demand along with robust revenue and billings growth,” stated Gary Steele, chief executive officer of Proofpoint.  “Our ability to once again meet or exceed expectations across all key operating metrics was driven by the combination of high competitive win rates, expansion with existing customers, and ongoing momentum of Proofpoint’s Targeted Attack Protection™ solution.”

Steele continued, “We remain committed to investing additional resources to further strengthen our research and development and sales organizations in order to extend our leadership position.  Looking forward, we are very excited about our ability to enhance the company’s next generation, cloud-based platform through recent acquisitions and believe they place Proofpoint in position to gain additional market share.”

Third Quarter 2013 Financial Highlights

•                  Revenue: Total revenue for the third quarter of 2013 was $34.5 million, an increase of 27% compared to $27.1 million in the prior-year period.  Within total revenue, subscription revenue was $33.5 million, an increase of 29% on a year-over-year basis.  Hardware and services revenue contributed the remaining $1.0 million of total revenue.

•                  Billings: Total billings were $41.4 million for the third quarter of 2013, an increase of 38% compared to $30.0 million in the third quarter of 2012.  The company defines billings, a non-GAAP financial measure, as revenue recognized during the period plus the change in deferred revenue from the beginning to the end of the period.

•                  Gross Profit: GAAP gross profit for the third quarter was $24.2 million compared to $19.0 million for the third quarter of 2012.  Non-GAAP gross profit for the quarter was $25.0 million compared to $19.5 million in the year ago period.  Non-GAAP gross margin was 72% for the third quarter of 2013, compared to 72% for the same period last year.

•                  Operating Loss: GAAP operating loss for the third quarter was $7.3 million compared to a loss of $4.6 million during the third quarter last year.  Non-GAAP operating loss for the third quarter of 2013 was $2.4 million, compared to a loss of $2.2 million during the same period last year.

•                  Net Loss: GAAP net loss for the third quarter was $7.2 million or $0.20 per share based on 35.4 million weighted average diluted shares outstanding.  This compares to a GAAP net loss of $4.6 million or $0.14 per share based on 31.8 million weighted average diluted shares outstanding in the prior-year period.

Non-GAAP net loss for the third quarter of 2013 was $2.3 million or $0.07 per share based on 35.4 million weighted average shares outstanding.  This compares to a loss of $2.2 million or $0.07 per share based on 31.8 million weighted average shares outstanding during the same period last year.

•                  Adjusted EBITDA: Adjusted EBITDA for the third quarter of 2013 was negative $0.9 million compared to negative $1.1 million for the third quarter of 2012.

•                  Cash and Cash Flow: As of September 30, 2013, Proofpoint had cash, cash equivalents and short term investments of $71.6 million, a decrease of $18.1 million from the end of the prior quarter due primarily to the payment for acquisitions during the quarter which was partially offset by the generation of free cash flow.

The company generated $7.0 million in net cash from operations for the third quarter of 2013 compared to generating $0.8 million during the third quarter of 2012.  The company generated $4.5 million in free cash flow for the quarter compared to negative $0.6 million during the third quarter of 2012.

A reconciliation of GAAP to non-GAAP financial measures has been provided in the financial tables included in this press release.  An explanation of these measures and how they are calculated are also included below under the heading “Non-GAAP Financial Measures.”

Third Quarter and Recent Business Highlights:

•                  Completed the acquisition of Sendmail, Inc., a leading provider of critical messaging infrastructure that simplifies business messaging complexity and reduces IT infrastructure costs for large enterprises.

•                  Completed the acquisition of Armorize Technologies, Inc., a leading developer of cloud-based (SaaS) anti-malware products, further enhancing Proofpoint’s Targeted Attack Protection™ product.

•                  Appointed Tracey Newell to the position of Executive Vice President of Worldwide Sales, bringing more than 20 years of experience in global sales leadership and an extensive background in SaaS, security, and international operations.

“Our execution was strong during the third quarter, as evidenced by our year-over-year billings and subscription revenue growth rates of 38% and 29%, respectively,” stated Paul Auvil, chief financial officer of Proofpoint.  “The combination of our growing pipeline of business and ability to generate free cash flow, positions the company to maintain its momentum and increase market share globally.”

Financial Outlook

As of October 30, 2013, Proofpoint is providing guidance for its fourth quarter and full year 2013 as follows:

•                  Fourth Quarter 2013 Guidance: Total revenue is expected to be in the range of $35.0 million to $36.0 million.  Billings are expected to be in the range of $44.0 million to $46.0 million.  Adjusted EBITDA loss is expected to be in the range of $3.0 million to $2.0 million.  Non-GAAP EPS loss is expected to be in the range of $0.14 to $0.11 based on approximately 36.2 million weighted average shares outstanding.

•                  Full Year 2013 Guidance: Total revenue is expected to be in the range of $132.0 million to $133.0 million.  Billings is expected to be in the range of $155.5 million to $157.5 million.  Adjusted EBITDA loss is expected to be in the range of $7.0 million to $6.0 million.  Non-GAAP EPS loss is expected to be in the range of $0.38 to $0.36 based on approximately 35.1 million weighted average shares outstanding.  Free cash flow, defined as operating cash flow less capital expenditures, is expected to be approximately positive $5.0 million, which assumes capital expenditures of $6.0 million to $7.0 million for the full year.

Quarterly Conference Call

Proofpoint will host a conference call today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time) to review the company’s financial results for the third quarter ended September 30, 2013.  To access this call, dial 888.820.9415 for the U.S. and Canada or 913.312.0822 for international callers with conference ID #7212319.  A live webcast of the conference call will be accessible from the Investors section of Proofpoint’s website at investors.proofpoint.com, and a recording will be archived and accessible at investors.proofpoint.com.  An audio replay of this conference call will also be available through November 13, 2013, by dialing 877.870.5176 for the U.S. and Canada or 858.384.5517 for international callers and entering passcode #7212319.

About Proofpoint, Inc.

Proofpoint, Inc. (NASDAQ:PFPT) is a leading security-as-a-service provider that focuses on cloud-based solutions for threat protection, compliance, archiving & governance, and secure communications. Organizations around the world depend on Proofpoint’s expertise, patented technologies, and on-demand delivery system to protect against phishing, malware and spam, safeguard privacy, encrypt sensitive information, and archive and govern messages and critical enterprise information. More information is available at www.proofpoint.com.

Proofpoint and Proofpoint Essentials are trademarks or registered trademarks of Proofpoint, Inc. in the U.S. and other countries. All other trademarks contained herein are the property of their respective owners.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. These forward-looking statements include statements regarding future growth, market share and future financial results. It is possible that future circumstances might differ from the assumptions on which such statements are based. Important factors that could cause results to differ materially from the statements herein include: the effect of general economic conditions, including as a result of the U.S. budget process; specific economic risks in different geographies and among different industries; or other risks that may inhibit our drive to expand our business and global market share; failure to maintain or increase renewals and increased business from existing customers and failure to generate increased business through existing or new channel partner relationships; uncertainties related to continued success in sales growth and market share gains; failure to convert sales opportunities into definitive customer agreements; risks associated with successful implementation of multiple integrated software products and other product functionality; competition, particularly from larger companies with more resources than Proofpoint; risks related to new target markets, new product introductions and innovation; the ability to attract and retain key personnel; changes in strategy; risks associated with management of growth; lengthy sales and implementation cycles, particularly in larger organizations; the time it takes new sales personnel to become fully productive; unforeseen delays in developing new technologies and the uncertain market acceptance of new products or features; technological changes that make Proofpoint’s products and services less competitive; risks associated with the adoption of, and demand for, the Security-as-a-Service model in general and by specific industries; risks related to integrating the employees, customers and technologies of acquired businesses; assumption of unknown liabilities from acquisitions; ability to retain customers of acquired entities; and the other risk factors set forth from time to time in our filings with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013, and the other reports we file with the SEC, copies of which are available free of charge at the SEC’s website at www.sec.gov or upon request from our investor relations department.  All forward-looking statements herein reflect our opinions only as of the date of this release, and Proofpoint undertakes no obligation, and expressly disclaims any obligation, to update forward-looking statements herein in light of new information or future events.

Non-GAAP Financial Measures

We have provided in this release financial information that has not been prepared in accordance with GAAP. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating our ongoing operational performance. We believe that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-GAAP financial measures to investors.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures below. As previously mentioned, a reconciliation of our non-GAAP financial measures to their most directly comparable GAAP measures has been provided in the financial statement tables included below in this press release.

Non-GAAP gross profit. We define non-GAAP gross profit as GAAP gross profit, less stock-based compensation expense and the amortization of intangibles associated with acquisitions. We consider this non-GAAP financial measure to be a useful metric for management and investors because they exclude the effect of stock-based compensation expense and the amortization of intangibles associated with acquisitions so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP gross profit versus gross profit calculated in accordance with GAAP. Non-GAAP gross profit excludes stock-based compensation expense. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in our business. Stock-based compensation is an important part of our employees’ compensation and impacts their performance. In addition, the components of the costs that we exclude in our calculation of non-GAAP gross profit may differ from the components that our peer companies exclude when they report their non-GAAP results.  Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP gross profit and evaluating non-GAAP gross profit together with gross profit calculated in accordance with GAAP.

Non-GAAP operating loss. We define non-GAAP operating loss as operating loss less stock-based compensation expense and the amortization of intangibles and non-recurring costs associated with acquisitions. We consider this non-GAAP financial measure to be a useful metric for management and investors because they exclude the effect of stock-based compensation expense and the amortization of intangibles and non-recurring costs associated with acquisitions so that our management and investors can compare our recurring core business operating results over multiple periods. There are a number of limitations related to the use of non-GAAP operating loss versus operating loss calculated in accordance with GAAP. For example, non-GAAP operating loss excludes stock-based compensation expense. Stock-based compensation has been and will continue to be for the foreseeable future a significant recurring expense in our business. Stock-based compensation is an important part of our employees’ compensation and impacts their performance. In addition, the components of the costs that we exclude in our calculation of non-GAAP operating loss may differ from the components that our peer companies exclude when they report their non-GAAP results of operations. Management compensates for these limitations by providing specific information regarding the GAAP amounts excluded from non-GAAP operating loss and evaluating non-GAAP operating loss together with operating loss calculated in accordance with GAAP.

Non-GAAP net loss. We define non-GAAP net loss as net loss less stock-based compensation expense and the amortization of intangibles and non-recurring costs associated with acquisitions. We consider this non-GAAP financial measure to be a useful metric for management and investors for the same reasons that we use non-GAAP operating loss. However, in order to provide a complete picture of our recurring core business operating results, we also exclude from non-GAAP net loss the tax effects associated with stock-based compensation and the amortization of intangibles and non-recurring costs associated with acquisitions. We used a 7 percent effective tax rate to calculate non-GAAP net loss for the third quarter of 2013 and 6 percent for the third quarter of 2012. We believe that a 4-8% effective tax rate range is a reasonable estimate of the near-term normalized tax rate under our current global operating structure. The same limitations described above regarding our use of non-GAAP operating loss also apply to our use of non-GAAP net loss.

Billings. We define billings as revenue recognized plus the change in deferred revenue from the beginning to the end of the period.  We consider billings to be a useful metric for management and investors because billings drive deferred revenue, which is an important indicator of the health and visibility of our business, and has historically represented a majority of the quarterly revenue that we recognize. There are a number of limitations related to the use of billings versus revenue calculated in accordance with GAAP.  Billings include amounts that have not yet been recognized as revenue.  We may also calculate billings in a manner that is different from other companies that report similar financial measures. Management compensates for these limitations by providing specific information regarding GAAP revenue and evaluating billings together with revenues calculated in accordance with GAAP.

Adjusted EBITDA. We define adjusted EBITDA as net loss, adjusted to exclude: depreciation, amortization of intangibles, interest income (expense), net, provision for income taxes, stock-based compensation, acquisition-related expense, other income, and other expense. We believe that the use of adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. We use adjusted EBITDA in conjunction with traditional GAAP operating performance measures as part of our overall assessment of our performance, for planning purposes, including the preparation of our annual operating budget, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our financial performance. We do not place undue reliance on adjusted EBITDA as our only measure of operating performance. Adjusted EBITDA should not be considered as a substitute for other measures of financial performance reported in accordance with GAAP. There are limitations to using this non-GAAP financial measure, including that other companies may calculate this measure differently than we do, that they do not reflect our capital expenditures or future requirements for capital expenditures and that they do not reflect changes in, or cash requirements for, our working capital.

Free cash flow. We define free cash flow as net cash provided by operating activities minus capital expenditures. We consider free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business that, after the acquisition of property and equipment, can be used for strategic opportunities, including investing in our business, making strategic acquisitions, and strengthening the balance sheet. Analysis of free cash flow facilitates management’s comparisons of our operating results to competitors’ operating results. A limitation of using free cash flow versus the GAAP measure of net cash provided by operating activities as a means for evaluating our company is that free cash flow does not represent the total increase or decrease in the cash balance from operations for the period because it excludes cash used for capital expenditures during the period. Management compensates for this limitation by providing information about our capital expenditures on the face of the cash flow statement and in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources” section of our quarterly and annual reports filed with the SEC.

Proofpoint, Inc.

Condensed Consolidated Statements of Operations

(On a GAAP basis)

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2013	2012	2013	2012
Revenue:
Subscription	$33,464	$25,991	$92,732	$74,010
Hardware and services	1,039	1,093	4,362	3,636
Total revenue	34,503	27,084	97,094	77,646
Cost of revenue:(1)(2)
Subscription	8,937	6,967	25,042	21,414
Hardware and services	1,409	1,163	3,851	3,466
Total cost of revenue	10,346	8,130	28,893	24,880
Gross profit	24,157	18,954	68,201	52,766
Operating expense:(1)(2)
Research and development	8,307	6,262	23,460	18,367
Sales and marketing	17,415	14,126	49,782	39,751
General and administrative	5,742	3,141	13,421	8,871
Total operating expense	31,464	23,529	86,663	66,989
Operating loss	(7,307)	(4,575)	(18,462)	(14,223)
Interest expense, net	(11)	(7)	(4)	(110)
Other income (expense), net	316	109	(199)	(100)
Loss before (provision for) benefit from income taxes	(7,002)	(4,473)	(18,665)	(14,433)
(Provision for) benefit from income taxes	(207)	(119)	2,998	(430)
Net loss	$(7,209)	$(4,592)	$(15,667)	$(14,863)
Net loss per share, basic and diluted	$(0.20)	$(0.14)	$(0.45)	$(0.70)
Weighted average shares outstanding, basic and diluted	35,436	31,844	34,502	21,258

(1) Includes stock-based compensation expense as follows:
Cost of subscription revenue	$203	$205	$631	$443
Cost of hardware and services revenue	45	20	120	46
Research and development	502	502	1,566	1,409
Sales and marketing	881	830	2,502	2,301
General and administrative	748	390	1,783	1,184
Total stock-based compensation expense	$2,379	$1,947	$6,602	$5,383
(2) Includes intangible amortization expense as follows:
Cost of subscription revenue	$568	$333	$1,307	$2,452
Research and development	8	8	24	23
Sales and marketing	321	72	619	389
General and administrative	12	—	23	—
Total intangible amortization expense	$909	$413	$1,973	$2,864

Proofpoint, Inc.

Condensed Consolidated Balance Sheets

(On a GAAP basis)

(In thousands, except per share amounts)

(Unaudited)

	September 30,	December 31,
	2013	2012
Assets
Current assets
Cash and cash equivalents	$51,828	$39,254
Short-term investments	19,760	47,263
Accounts receivable, net	21,881	18,115
Inventory	429	567
Deferred product costs, current	928	1,184
Prepaid expenses and other current assets	3,838	3,491
Total current assets	98,664	109,874
Property and equipment, net	11,054	8,560
Deferred product costs, noncurrent	272	326
Intangible assets, net	52,346	21,470
Other noncurrent assets	3,848	211
Total assets	$166,184	$140,441
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$4,468	$2,496
Accrued liabilities	16,519	12,078
Notes payable and lease obligations	1,667	1,658
Deferred rent	445	462
Deferred revenue	75,053	62,642
Total current liabilities	98,152	79,336
Notes payable and lease obligations, noncurrent	1,110	2,354
Other long term liabilities, noncurrent	2,824	726
Deferred revenue, noncurrent	26,275	24,217
Total liabilities	128,361	106,633

Stockholders’ equity
Common stock, $0.0001 par value; 200,000 shares authorized at September 30, 2013 and December 31, 2012; 35,786 and 33,044 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	4	3
Additional paid-in capital	235,965	216,280
Accumulated other comprehensive income (loss)	(1)	3
Accumulated deficit	(198,145)	(182,478)
Total stockholders’ equity	37,823	33,808
Total liabilities and stockholders’ equity	$166,184	$140,441

Proofpoint, Inc.

Condensed Consolidated Statements of Cash Flows

(On a GAAP basis)

(In thousands)

(Unaudited)

	Nine Months Ended September 30,
	2013	2012
Cash flows from operating activities
Net loss	$(15,667)	$(14,863)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization	6,123	6,037
Accretion of investments	490	—
Provision for allowance for doubtful accounts	26	—
Stock-based compensation	6,602	5,383
Change in fair value of contingent earn-outs	6	—
Changes in assets and liabilities:
Accounts receivable	(2,732)	(1,292)
Inventory	138	(169)
Deferred products costs	310	1,121
Prepaid expenses and other current assets	(114)	(1,133)
Noncurrent assets	(3,580)	54
Accounts payable	897	1,099
Accrued liabilities	516	2,778
Deferred rent	(20)	321
Deferred revenue	14,469	2,596
Net cash provided by operating activities	7,464	1,932
Cash flows from investing activities
Proceeds from sales and maturities of short-term investments	47,386	3,151
Purchase of short-term investments	(20,376)	(49,316)
Purchase of property and equipment	(4,502)	(3,884)
Acquisitions of business (net of cash acquired)	(28,679)	—
Net cash used in investing activities	(6,171)	(50,049)
Cash flows from financing activities
Proceeds from issuance of common stock, net of repurchases	12,954	2,106
Proceeds from initial public offering, net of offering costs	—	68,329
Repayments of equipment financing loans	(1,673)	(557)
Net cash provided by financing activities	11,281	69,878
Net increase in cash and cash equivalents	12,574	21,761
Cash and cash equivalents
Beginning of period	39,254	9,767
End of period	$51,828	$31,528

Reconciliation of Non-GAAP Measures

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

GAAP gross profit	$24,157	$18,954	$68,201	$52,766
Plus:
Stock-based compensation expense	248	225	751	489
Intangible amortization expense	568	333	1,307	2,452
Non-GAAP gross profit	24,973	19,512	70,259	55,707

GAAP operating loss	(7,307)	(4,575)	(18,462)	(14,223)
Plus:
Stock-based compensation expense	2,379	1,947	6,602	5,383
Intangible amortization expense	909	413	1,973	2,864
Non-recurring acquisition expense	1,587	—	1,788	3
Non-GAAP operating loss	(2,432)	(2,215)	(8,099)	(5,973)

GAAP net loss	(7,209)	(4,592)	(15,667)	(14,863)
Plus:
Stock-based compensation expense	2,379	1,947	6,602	5,383
Intangible amortization expense	909	413	1,973	2,864
Non-recurring acquisition expense	1,587	—	1,788	3
Non-recurring income tax benefit	—	—	(3,449)	—
Non-GAAP net loss	(2,334)	(2,232)	(8,753)	(6,613)

Weighted average shares outstanding, basic and diluted	35,436	31,844	34,502	21,258
Plus:

Additional weighted average shares giving effect to initial public offering and conversion of convertible preferred stock at the beginning of the period	—	—	—	10,296
Shares used in computing non-GAAP net loss per share, basic and diluted	35,436	31,844	34,502	31,554

Non-GAAP net loss, basic and diluted	$(0.07)	$(0.07)	$(0.25)	$(0.21)

Reconciliation of Net Loss to Adjusted EBITDA

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Net loss	$(7,209)	$(4,592)	$(15,667)	$(14,863)
Depreciation	1,513	1,125	4,150	3,173
Amortization of intangible assets	909	413	1,973	2,864
Interest expense, net	11	7	4	110
Provision (benefit) for income taxes	207	119	(2,998)	430
EBITDA	$(4,569)	$(2,928)	$(12,538)	$(8,286)

Stock-based compensation expense	$2,379	$1,947	$6,602	$5,383
Acquisition-related expenses	1,587	—	1,788	3
Other income	(24)	(1)	(28)	(12)
Other expense	(292)	(108)	227	112
Adjusted EBITDA	$(919)	$(1,090)	$(3,949)	$(2,800)

Reconciliation of Total Revenue to Billings

(In thousands)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012

Total revenue	$34,503	$27,084	$97,094	$77,646

Deferred revenue
Ending	101,328	78,836	101,328	78,836
Beginning	94,474	75,906	86,859	76,240
Net Change	6,854	2,930	14,469	2,596

Billings	$41,357	$30,014	$111,563	$80,242

MEDIA CONTACT:	INVESTOR CONTACT:
ORLANDO DEBRUCE	SETH POTTER
PROOFPOINT, INC.	ICR FOR PROOFPOINT, INC.
408-338-6870	646-277-1230
ODEBRUCE@PROOFPOINT.COM	SETH.POTTER@ICRINC.COM